Exhibit 107
Calculation of Filing Fee Table
PROSPECTUS
(424(b)(5))
under
FORM
S-3
(No. 333-287023)
(Form Type)
Avista Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward (1)(2)

Newly Registered Securities

N/A

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock	Rule 415(a)(6)	1,095,347 shs.	$38.68	$127,858,326	0.0001102		S-3ASR	333-264790	5/9/2022	$4,668.96

	Total Offering Amounts					$127,858,326		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)
The 1,095,347 shares of Common Stock offered by this prospectus supplement and the accompanying prospectus were included in the 4,000,000 shares offered by the Registrant’s prospectus supplement, dated and filed under Rule 424(b)(5) on August 2, 2023 under Registration Statement,
No. 333-264790,
and the accompanying prospectus, but remain unsold. A filing fee of $17,050.14 was paid contemporaneously with the filing of such prospectus supplement, and the portion of such filing fee allocable to the aforesaid 1,095,347 shares (calculated by multiplying such number of shares by the then applicable market price per share of $38.68 and multiplying that product by the then applicable fee rate of 0.0001102) is $4,668.96.

(2)	Accordingly, the registration fee paid contemporaneously with the filing of this prospectus supplement under Rule 424(b)(5) is $0.00.